EXHIBIT 10.24.2
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to Employment Agreement (this “First Amendment”) by and between Molson Coors Brewing Company, a Delaware corporation (the “Company”) and Peter H. Coors (the “Executive”), is dated as of December 10, 2013, and amends that certain Employment Agreement, dated as of January 1, 2009, by and between the Company and Executive (the “Employment Agreement”).
RECITALS
A.    The Company and Executive entered into the Employment Agreement to set forth the terms and conditions of Executive’s employment with the Company.
B.    The Company and Executive desire to amend the Agreement on the terms and conditions contained herein.

    In consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
AGREEMENT
1.Defined Terms. All terms defined in the Employment Agreement when used herein shall have the same meaning as is given such terms in the Employment Agreement unless expressly superseded by the terms of this First Amendment.
2.    Amendment to Section 4(b) of the Employment Agreement. Section 4(b) of the Employment Agreement is hereby amended and restated to read as follows:
“(b)    Good Reason; Other Than for Cause.    If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:
(i)      The Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:
     (A)      the Accrued Obligations;
     (B)      the amount equal to Executive’s Annual Base Salary through the end of the Company’s fiscal year in which the Date of Termination occurs;
(C)      the amount equal to the product of (1) three and (2) the sum of the Executive’s Annual Base Salary and the Average Bonus Amount; and
(D)      the amount equal to the product of (1) three and (2) 25% of the Executive’s Annual Base Salary (which amount is in lieu of continuing employee benefits and perquisites (provided that Executive and his dependents shall retain rights to any Accrued Obligations and to elect and maintain COBRA coverage)).
For purposes of Section 4(b)(i)(C) above, the term “Average Bonus Amount” means an amount equal to (i) the sum of the Annual Bonuses actually paid to Executive (as determined prior to any reduction for tax or other withholdings) in the last three completed fiscal years ended prior to the fiscal year in which the Date of Termination occurs, divided by (ii) three.
            (ii)    With respect to any options, stock appreciation rights, restricted stock, restricted stock units (including the Retention Award, but not including Performance Awards, as defined in Section 4(b)(iii)) or other stock-based awards (other than Performance Awards) held by the Executive under the Company’s Incentive Compensation Plan, or any successor plan, on the Date of Termination all restrictions on awards of restricted stock or restricted stock units and other stock-based awards (other than stock options, stock appreciation rights, and Performance Awards) will be canceled and such awards shall vest, and all outstanding stock options and stock appreciation rights that have not fully vested, shall vest and become immediately exercisable, in each case only to the extent such awards were scheduled to become vested and exercisable during the 36-month period following the Date of Termination; provided, that with respect to any stock options and stock appreciation rights, the options and stock appreciation rights shall remain exercisable until the earlier of (x) the expiration of the option or stock appreciation rights term or (y) one (1) year after the Date of Termination; and provided further that any portion of any such portion of any such awards that remains unvested after application of the preceding provisions of this paragraph (ii) shall be forfeited as of the Date of Termination and shall not thereafter become vested or exercisable.

(iii)    Any Performance Awards held by the Executive shall be governed by the terms and conditions of the Incentive Compensation Plan, or any successor plan, and any award notices and agreements evidencing the grant of the Performance Awards. Notwithstanding any other provision in the Agreement to the contrary, the Company covenants and agrees that any such award notices and agreements will be structured (A) to provide that, in the event the Executive’s employment is terminated under the circumstances described in this Section 4(b), the Executive will be entitled to receive a pro rata portion of any portion of the Performance Awards that the Executive otherwise would have received had the Executive’s employment with the Company not terminated, based on actual achievement of the performance goals established for the performance period to which the Performance Awards relate, and (B) in a manner intended to comply with, or otherwise be exempt from, Code Section 409A.

For purposes of this Section 4(b)(iii), the term “Performance Award” means any award of performance share units or performance shares or any similar award that vests or is paid out based on the achievement of specified performance measures, is granted to the Executive after January 1, 2014, and is intended to satisfy the requirements of Section 162(m) of the Code and the applicable treasury regulations thereunder for certain performance-based compensation paid to Covered Employees (as such term is defined under the Incentive

Compensation Plan); provided that, notwithstanding any provision of this Agreement to the contrary, the Executive’s Annual Bonus shall not be treated as a Performance Award and will be governed by Section 4(b)(iv).

(iv)      The Company shall pay to the Executive a lump sum cash payment in an amount equal to the Annual Bonus that the Executive otherwise would have received had the Executive’s employment with the Company not terminated, based on actual achievement of the performance goals established for the fiscal year to which the Annual Bonus relates. Such payment will be made at the same time as annual bonuses are paid to other senior executives or, if later, the date set forth in Section 4(c); provided that, in any event, such payment will be made by March 15 immediately following the last day of the fiscal year to which the Annual Bonus relates.”

3.    No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Employment Agreement shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Employment Agreement, and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company have executed this First Amendment as of the day and year first written above.

COMPANY: MOLSON COORS BREWING COMPANY By: /s/ Samuel D. Walker Name: Samuel D. Walker Title: Global Chief People and Legal Officer	EXECUTIVE: /s/ Peter H. Coors Peter H. Coors